EXHIBIT 99.1
News Release

For Immediate Release August 11, 2005	For Further Information Contact: George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com
HINES
HINES ACQUIRES GOLDEN EAGLE PLAZA IN SAN DIEGO
Holdings in Firm’s U.S. Core Office Fund Reach Interests in 10 Properties
     (SAN DIEGO, CA) — Hines, the international real estate firm, announced today that Hines-Sumisei U.S. Core Office Fund, L.P. has acquired Golden Eagle Plaza in San Diego from Triple Net Properties, Inc. Hines will manage the property.
     The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc., to acquire a geographically diverse portfolio of core office buildings in the U.S. The fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C., and Three First National Plaza in Chicago.
     Golden Eagle Plaza is a 22-story office building containing 423,546 square feet located at 525 B Street in the historic district in downtown San Diego. The building, designed by Langdon & Wilson of Los Angeles, was completed in 1969 and was renovated in 1998. The property includes an attached six-story garage. The building is currently approximately 98 percent leased to tenants including: Golden Eagle Insurance, Elsevier Inc. and the United States Navy.
     “Hines is delighted to invest in this tower which is exceptionally well located within the vibrant downtown San Diego market,” said Senior Vice President Doug Holte. “We are looking forward to applying our long-time expertise in tenant services and operational management to enhance the building’s stature. San Diego is a strategic market for Hines, and we’re pleased to establish a presence there.”
     Triple Net Properties, Inc. was represented in the sale by Eastdil Realty. Hines represented the Core Fund.
     Sumitomo Life Realty (N.Y.), Inc. is a wholly owned subsidiary of Sumitomo Life Insurance Company, one of Japan’s largest life insurance companies.
     Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 63 U.S. cities and 13 foreign countries, and controlled assets valued at approximately $11 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.